                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-46930

THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE. WE MAY NOT SELL THESE NOTES UNTIL A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                         PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 29, 2001

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 17, 2001)
--------------------------------------------------------------------------------

[UBS AG LOGO]
                                     UBS AG

       $50,000,000 VARIABLE RATE CREDIT LINKED NOTES DUE OCTOBER --, 2002
--------------------------------------------------------------------------------

     Each note being offered has the terms described beginning on page S-6, including the following:

- Issuer:               UBS AG
- Reference entity:     National Rural Utilities
                        Cooperative Finance
                        Corporation ("National Rural
                        Utilities")
- Issue:                $50,000,000 principal amount
                        of Variable Rate Credit
                        Linked Notes due October --,
                        2002, linked to the credit
                        of National Rural Utilities
- Key dates:            Trade:      September --,
                        2001
                        Settlement: September --,
                        2001
                        Maturity:     October --,
                        2002
- Booking branch:       The notes will be booked in
                        UBS AG, Jersey Branch
- Interest:             1-month LIBOR plus --% per
                        annum
- Initial interest      (including spread) --%
  rate:
- Interest payment      The -- day of each month
  dates:                commencing      --, 2001
- Interest reset        The -- day of each month
  dates:                commencing      --, 2001
- Interest              Second London business day
  determination dates:  preceding the interest reset
                        date

- If early redemption due to a credit event with respect to National Rural Utilities has not occurred prior to the stated maturity date, the notes will pay at maturity an amount of cash equal to the principal amount of the notes, together with any accrued but unpaid interest.

- If early redemption due to a credit event with respect to National Rural Utilities occurs prior to the stated maturity date, interest will cease to accrue from and including the credit event determination date and the notes will be redeemed for an amount based on the trading price of debt obligations of National Rural Utilities selected by the calculation agent.

- YOU MAY LOSE ALL OR SOME OF YOUR INVESTMENT IF A CREDIT EVENT OCCURS WITH RESPECT TO NATIONAL RURAL UTILITIES BECAUSE THE REDEMPTION AMOUNT MAY BE SUBSTANTIALLY LESS THAN THE PRINCIPAL AMOUNT OF THE NOTES, AND, IN SOME CASES, MAY BE ZERO.

- Calculation agent: UBS Warburg LLC

SEE "RISK FACTORS" BEGINNING ON PAGE S-2 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

                                                              PRICE TO      UNDERWRITING    PROCEEDS TO
                                                               PUBLIC         DISCOUNT        UBS AG
-------------------------------------------------------------------------------------------------------
Per note...................................................      --%            --%             --%
-------------------------------------------------------------------------------------------------------
Total......................................................  $50,000,000        $--             $--
-------------------------------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The notes are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation, an independent agency of the United States government, or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS AG may use this prospectus supplement and accompanying prospectus in the initial sale of any note. In addition, UBS AG, UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS AG may use this prospectus supplement and accompanying prospectus in a market-making transaction for any note after its initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.
UBS WARBURG                                                 UBS PAINEWEBBER INC.
        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER   --, 2001.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........................................      S-1

Risk Factors...........................................................      S-2

   You may lose some or all of your principal..........................      S-2

   In calculating the early redemption amount, the
   calculation agent has sole discretion to select the
   debt obligations for valuation and will pick the debt
   obligations that are most advantageous to
   UBS.................................................................      S-2

   The calculation agent has sole discretion to
   determine that a credit event has
   occurred............................................................      S-2

   Certain credit events such as a
   Restructuring Event (as described under
   "Specific Terms of Your Note - Credit
   Events") may make an investment in the notes
   riskier than a direct investment in the
   senior unsecured obligations of National
   Rural Utilities ....................................................      S-2

   You may not have an active trading market in
   the notes -- Sales in the secondary market
   may result in significant
   losses..............................................................      S-3

   Trading and other transactions by UBS AG or
   its affiliates in the securities of National
   Rural Utilities may adversely affect the
   value of the notes..................................................      S-3

   UBS AG's business activities may create
   conflicts of interest between you and
   us..................................................................      S-4

   There are potential conflicts of interest
   between you and the calculation
   agent...............................................................      S-4

   UBS AG and its affiliates have no
   affiliation with National Rural Utilities,
   and are not responsible for National Rural
   Utilities' public disclosure of information,
   whether contained in SEC filings or
   otherwise ..........................................................      S-4

   We can postpone the maturity date if a
   credit event occurs.................................................      S-5

   You have no rights in the debt obligations of National Rural
   Utilities...........................................................      S-5

Specific Terms of Your Note............................................      S-6
Use of Proceeds and Hedging............................................     S-13
National Rural Utilities...............................................     S-14
Supplemental Tax Considerations........................................     S-16
ERISA Considerations...................................................     S-17
Supplemental Plan of Distribution......................................     S-18


PROSPECTUS

Prospectus Summary....................................................         3
Cautionary Note Regarding Forward-Looking Information.................         7
Where You Can Find More
    Information.......................................................         8
Incorporation of Information About
    UBS...............................................................         8
Presentation of Financial Information.................................         9
Limitations on Enforcement of U.S. Laws Against UBS
    AG, Its Management and Others                                             10
Capitalization of UBS.................................................        10
UBS ..................................................................        11
Use of Proceeds.......................................................        13
Description of Notes We May Offer....................................         14
Considerations Relating to Indexed
    Notes............................................................         51
Considerations Relating to Notes Denominated
    or Payable In or Linked to a Non-U.S. Dollar Currency............         54
U.S. Tax Considerations..............................................         57
Tax Considerations Under the Laws of Switzerland                              68
ERISA Considerations.................................................         69
Plan of Distribution.................................................         70
Validity of the Notes................................................         72
Experts..............................................................         72

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of the terms of the notes, as well as considerations relating to purchasing a note. All of the information set forth in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SUMMARY OF TERMS

The notes are 13-month, credit linked notes issued by UBS AG. The notes bear interest at a per annum rate of 1-month LIBOR plus --%, payable monthly on the -- day of each month commencing --, 2001. Repayment of the principal amount of the notes at maturity is linked to the credit of National Rural Utilities. If a credit event, as described below, occurs with respect to National Rural Utilities, UBS AG's obligation to repay the notes may be reduced and, potentially, eliminated.

WHO SHOULD AND SHOULD NOT CONSIDER PURCHASING THE NOTES?

Investors who seek to invest in a highly rated, short-term security and who are willing to accept the risk of owning debt securities in general and the debt obligations of National Rural Utilities in particular. These are investors who anticipate that a credit event with regard to National Rural Utilities will not occur during the period of the notes.

Investors who are unwilling to own the debt obligations of National Rural Utilities or who seek the lower risk (and accept the lower returns) of traditional, fixed-income instruments should not purchase the notes.

SELECTED PURCHASE CONSIDERATIONS

- DIVERSIFICATION. The notes may help to broaden an existing portfolio mix of stocks, bonds, mutual funds and cash.

- U.S. SETTLEMENT. The notes are traded and settled in the U.S. market through The Depository Trust Company.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-2.

- CREDIT RISK. The notes are fully exposed to the credit of National Rural Utilities and do not provide protection of principal or a guarantee of interest.

- LIQUIDITY. There may be little or no secondary market for the notes. While UBS Warburg LLC and other affiliates of UBS AG intend to make a market in the notes, if an investor needs to liquidate notes prior to maturity, he or she may have to sell the notes at a substantial discount from the principal amount. Investors should be willing to hold the notes until maturity.

NATIONAL RURAL UTILITIES

The notes are not issued, sponsored, endorsed, sold or promoted by National Rural Utilities. The notes have not been passed on by National Rural Utilities as to their legality or suitability. National Rural Utilities makes no warranties and bears no liability with respect to the notes.

RISK FACTORS

The notes are not secured debt and are riskier than ordinary unsecured debt securities of UBS AG. The return on the notes is linked to the credit of National Rural Utilities and you may lose some or all of the amount you invest in the notes. Investing in the notes is NOT equivalent to investing directly in the debt obligations of National Rural Utilities. This section describes the most significant risks relating to the notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

If the calculation agent determines that a credit event has occurred with respect to National Rural Utilities on a date that is before the stated maturity date of the notes, the notes will be redeemed at an amount based on the price of selected debt obligations of National Rural Utilities. This redemption amount may be substantially less than the principal amount of the notes and, in some cases, may be zero. In addition, interest will cease to accrue from and including the credit event determination date and for any remaining interest periods thereafter. There is no "principal protection," "guaranteed interest" or limit on the amount of the reduction that may be made to the principal amount of the notes. Accordingly, you will be exposed to the credit of National Rural Utilities to the full extent of your investment in the notes. YOU CAN LOSE SOME OR ALL OF THE AMOUNT THAT YOU INVEST IN THE NOTES.

IN CALCULATING THE EARLY REDEMPTION AMOUNT, THE CALCULATION AGENT HAS SOLE DISCRETION TO SELECT THE DEBT OBLIGATIONS FOR VALUATION AND WILL PICK THE DEBT OBLIGATIONS THAT ARE MOST ADVANTAGEOUS TO UBS

If a credit event occurs with respect to National Rural Utilities, the calculation agent will have sole discretion to select for valuation one or more debt obligations of National Rural Utilities having a face amount equal to the principal amount of the notes. In doing so, the calculation agent will select the debt obligations for valuation that are most advantageous to UBS, which may result in a lower redemption price for you. The selection of a particular valuation obligation may cause the early redemption amount to be substantially less than an amount that might have been payable if the calculation agent had selected a different obligation of National Rural Utilities for valuation.

THE CALCULATION AGENT HAS SOLE DISCRETION TO DETERMINE THAT A CREDIT EVENT HAS OCCURRED

The calculation agent has sole discretion to determine whether and when a credit event has occurred with respect to National Rural Utilities. Holders will receive a notice describing in reasonable detail the credit event. A holder may disagree with the calculation agent's determination that a credit event has occurred with respect to National Rural Utilities, but will nevertheless be bound by such determination under the terms of the notes.

CERTAIN CREDIT EVENTS SUCH AS A RESTRUCTURING EVENT (AS DESCRIBED UNDER "SPECIFIC TERMS OF YOUR NOTE - CREDIT EVENTS") MAY MAKE AN INVESTMENT IN THE NOTES RISKIER THAN A DIRECT INVESTMENT IN THE SENIOR UNSECURED OBLIGATIONS OF NATIONAL RURAL UTILITIES

A holder of the notes will not have rights equivalent to those of a holder of senior unsecured obligations of National Rural Utilities. For example, if a restructuring occurs with respect to

National Rural Utilities, a holder of the notes, unlike a holder of National Rural Utilities' senior unsecured obligations, will have no right to challenge or participate in any element of the restructuring. Consequently, an investment in the notes may be riskier than an investment in the senior unsecured obligations of National Rural Utilities.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your notes until maturity. There may be little or no secondary market for the notes. It is not possible to predict whether a secondary market will develop for the notes. UBS Warburg LLC and other affiliates of UBS AG currently intend to make a market for the notes but they are NOT required to do so. UBS Warburg LLC or any other affiliate of UBS AG may stop making a market in the notes at any time.

Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. If you need to sell your notes prior to maturity, you may have to do so at a substantial discount from the initial price, and as a result you may suffer substantial losses.

The value of the notes may move up or down between the date you purchase them and the date of maturity. Therefore, you may sustain a significant loss if you sell the notes in the secondary market during that time. Several factors, many of which are beyond our control, will influence the value of the notes. Factors that may influence the value of the notes include:

     -    the creditworthiness of National Rural Utilities

     - economic, financial, political and regulatory or judicial events that affect financial markets generally

     -    interest and yield rates in the market

     -    the time remaining to the maturity of the notes

     -    the creditworthiness of UBS AG.

TRADING AND OTHER TRANSACTIONS BY UBS AG OR ITS AFFILIATES IN THE SECURITIES OF NATIONAL RURAL UTILITIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging," we or one or more affiliates intend to hedge our obligations under the notes by entering into credit default swaps with respect to National Rural Utilities, purchasing securities of National Rural Utilities or options on National Rural Utilities securities or executing other derivative instruments with returns linked to or related to changes in the value of such securities, and may adjust these hedges by, among other things, executing or terminating credit default swaps, or purchasing or selling debt securities, options or other derivative instruments at any time and from time to time. Although they are not expected to, any of these hedging activities may adversely affect the price of National Rural Utilities' outstanding debt obligations and, therefore, the value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the notes may decline.

We or one or more of our affiliates may also engage in trading in National Rural Utilities debt securities and other investments relating to National Rural Utilities debt securities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of National Rural Utilities' outstanding debt obligations and, therefore, the value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of National Rural Utilities' debt securities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

UBS AG'S BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We and one or more of our affiliates may, at present or in the future, engage in business with National Rural Utilities, including making loans to or equity investments in this issuer and its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the notes. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on National Rural Utilities. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the price of the notes and, therefore, the value of the notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, determine the amount, if any, paid out to you on the notes if they are redeemed early due to a credit event. For a fuller description of the calculation agent's role, see "Role of Calculation Agent" on page S-11. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will have to determine whether a credit event with respect to National Rural Utilities has occurred. Since these determinations by the calculation agent may affect the amount we will be required to repay to you, the calculation agent may have a conflict of interest as it makes them.

UBS AG AND ITS AFFILIATES HAVE NO AFFILIATION WITH NATIONAL RURAL UTILITIES, AND ARE NOT RESPONSIBLE FOR NATIONAL RURAL UTILITIES' PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

We and our affiliates are not affiliated with National Rural Utilities and have no ability to control or predict its actions, and have no ability to control the public disclosure of corporate actions or any other events or circumstances affecting National Rural Utilities. NATIONAL RURAL UTILITIES IS NOT INVOLVED IN THE OFFER OF THE NOTES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS A HOLDER OF THE NOTES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR NOTES. NATIONAL RURAL UTILITIES MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE VALUE OF YOUR NOTES. None of the money you pay for the notes will go to National Rural Utilities.

This prospectus supplement is not intended to and does not provide detailed information with respect to National Rural Utilities, or any financial or other risks relating to the business or operations of National Rural Utilities in general, or to the debt obligations of National Rural Utilities in particular.

The information on National Rural Utilities contained in this prospectus supplement is obtained from National Rural Utilities' publicly available filings. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about National Rural Utilities contained in this prospectus supplement or in any of National Rural Utilities' publicly available filings. YOU, AS AN INVESTOR IN THE NOTES, SHOULD MAKE YOUR OWN INVESTIGATION INTO NATIONAL RURAL UTILITIES.

WE CAN POSTPONE THE MATURITY DATE IF A CREDIT EVENT OCCURS

If the calculation agent determines that, prior to the stated maturity date a credit event has occurred, the stated maturity date will be postponed by the number of days necessary for the calculation agent to calculate and pay the early redemption amount. In no event will the final maturity date be postponed beyond -- business days after the stated maturity date. See "Postponement of Maturity" on page S-10.

YOU HAVE NO RIGHTS IN THE DEBT OBLIGATIONS OF NATIONAL RURAL UTILITIES

As an owner of notes, you will not have special voting rights or rights to receive distributions or any other rights that holders of debt obligations of National Rural Utilities may have. Moreover, your notes will be paid in cash, and you will have no right to receive delivery of any debt obligation of National Rural Utilities.

SPECIFIC TERMS OF YOUR NOTE

Please note that, in this section, references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. Also, references in this section to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "Legal Ownership of Notes" in the accompanying prospectus.

Your note is part of a series of debt securities entitled "Medium-Term Notes, Series A" that we may issue under the indenture from time to time. The indenture is described in "Description of Notes We May Offer" in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Series A medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the trade date, settlement date, price to public and net proceeds to UBS AG on the front cover relates only to the initial sale of the notes. If you have purchased notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. We may in the future issue additional notes having terms identical to the notes offered by this prospectus supplement.

We describe the terms of your note in more detail below.

MATURITY DATE

The stated maturity date of the notes will be October -, 2002 unless that day is not a business day, in which case the stated maturity date will be the next following business day. The calculation agent may postpone the maturity date of the notes if a credit event occurs prior to October -, 2002. See "Postponement of Maturity" on page S-10.

PAYMENT AT MATURITY

Payment at maturity for the notes is different from ordinary debt securities because the notes do not provide a guaranteed return of the original principal invested. On the maturity date the notes will pay to the holders cash in an amount equal to the principal amount of the notes, together with any accrued but unpaid interest, so long as no early redemption has occurred prior to the stated maturity date due to a credit event with respect to National Rural Utilities. For more information about early redemptions, see "Credit Events" on page S-7.

INTEREST

The notes will bear interest from -, 2001 at a per annum rate of 1-month
LIBOR plus a spread of -%, payable monthly in arrears on the - day of each month commencing -, 2001. However, if the calculation agent determines that a credit event has occurred with respect to National Rural Utilities on a date prior to the stated maturity date, interest will cease to accrue from and including the credit event determination date. For more information on the credit event determination date, see "Credit Events" on page S-7.

CREDIT EVENTS

By credit event, we mean that one or more of the following credit-related events has occurred with respect to National Rural Utilities after the original issue date of the notes and to and including the day before the stated maturity date:

- National Rural Utilities becomes subject to any of the following bankruptcy related events:

     - it is dissolved (other than pursuant to a consolidation, amalgamation or merger)

     - it suffers an insolvency or inability or failure to pay its debts as they become due

     - it has a general assignment arrangement or composition with or for the benefit of its creditors

     - it is instituting or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or
          (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof

     - it has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger)

     - it seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets

     - it has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter

     - it causes or becomes subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified above;

- One or more debt obligations of National Rural Utilities are accelerated due to an event of default or similar event, other than a failure to pay. However,

     - the relevant debt obligations must have a face amount of at least $10 million (or an equivalent amount in another currency); and

     - the obligation must not be repaid, and the default, event of default or similar event, must continue to exist, for at least a period of time equal to the greater of (i) 60 days and (ii) the number of days ending on the next payment date with respect to the relevant obligation.

- After the expiration of any applicable grace period, National Rural Utilities fails to pay when and where due required payments of at least $1 million (or an equivalent amount in another currency) on one or more of its debt obligations, whether in the aggregate or individually; or

- National Rural Utilities, or a government authority or a private entity charged with regulation of financial markets, agrees to or announces a binding change to one or more debt obligations of National Rural Utilities (which, for purposes of this paragraph only, must be a multiple holder obligation) with an aggregate face amount of at least $10 million (or an equivalent amount in another currency) that affects the timing or amount of interest payable on the debt obligation, reduces the principal or premium payable on the debt obligation at maturity or at scheduled redemption dates or changes the timing of such payments (a "Restructuring Event"). Such a change will be a credit event only if it is not (i) provided for under the terms of the debt obligation or (ii) due to an administrative adjustment. Furthermore, the change must result directly or indirectly from a deterioration in the creditworthiness or financial condition of National Rural Utilities. "Multiple holder obligation" means an obligation of National Rural Utilities that (i) at the time the calculation agent determines that a credit event has occurred, is held by more than three unaffiliated holders and (ii) with respect to which a percentage of holders (determined pursuant to the terms of the obligation) at least equal to 66 2/3% is required to consent to the event which would otherwise constitute a Restructuring Event.

Debt obligations, for purposes of these provisions, are obligations in the form of a bond, note, certificated debt security or other debt security or documented by a term loan agreement, revolving loan agreement or other similar credit agreement. Debt obligations may be either debt obligations of National Rural Utilities itself or debt obligations of another entity that are guaranteed by National Rural Utilities.

A credit event may occur in circumstances where there is some doubt as to the validity or enforceability of a debt obligation of National Rural Utilities, or may result from a decision of a court or a governmental authority or a private entity charged with regulation of financial markets, or may result from exchange controls or other capital restrictions. The calculation agent, in its sole discretion, is entitled to disregard such factors in determining whether a credit event has occurred with respect to National Rural Utilities.

We refer to the date as of which the calculation agent determines that a credit event has occurred as the credit event determination date.

EARLY REDEMPTION DUE TO A CREDIT EVENT

If, in the opinion of the calculation agent, a credit event determination date has occurred, we may, having given not more than sixty nor less than ten days' notice of redemption to the holders, redeem all (but not only some) of the notes by paying the early redemption amount described under "Early Redemption Amount" below. The redemption notice we send to the holders will describe the credit event in reasonable detail and cite publicly available information confirming the occurrence of such event, specify the redemption date and state the early redemption amount.

For purposes of the notice describing the credit event, by "publicly available information" we mean (a) information that reasonably confirms any of the facts relevant to the determination that the credit event has occurred and which (i) has been published in or on not less than two internationally recognized published or electronically displayed news sources (for example, Bloomberg Service, Dow Jones Telerate Service, Reuter Monitor Money Rates Services, Dow Jones News Wire, Wall Street Journal, New York Times, Financial Times and Nihon Keizai Shinbun), except that, if we or any of our affiliates is cited as the sole source of such information, then such information will not be considered publicly available information unless we or our affiliate, as applicable, is acting in the capacity of a trustee, fiscal agent, administrative agent, clearing agent or paying agent for a debt obligation of National Rural Utilities; (ii) is information received in writing from (A) National Rural Utilities so long as National Rural Utilities is not the sole holder of the notes or (B) a trustee, fiscal agent, administrative agent, clearing agent or paying agent for a debt obligation of National Rural Utilities; (iii) is information contained in any petition or filing instituting a bankruptcy, insolvency, winding-up or liquidation proceeding against or by National Rural Utilities; or (iv) is information contained in any order, decree or notice, however described, of a court, tribunal, regulatory authority or similar administrative or judicial body. The publicly available information need not state that the occurrence of a particular event with respect to National Rural Utilities meets one or more of the elements of the credit events described above.

A holder of the notes will not have any right to determine whether or not a credit event has occurred with respect to National Rural Utilities or require us to redeem the notes before the stated maturity date.

EARLY REDEMPTION AMOUNT

The calculation agent will determine the early redemption amount in the following manner:

Thirty calendar days after the credit event determination date, the calculation agent will ask at least three dealers in debt obligations of National Rural Utilities to give their firm bids for the cash value of selected debt obligations of National Rural Utilities. The face amount of these debt obligations must equal the principal amount of the notes. For this purpose, the calculation agent will select, in its sole discretion, one or more debt obligations of National Rural Utilities for valuation. The specific debt obligations selected by the calculation agent are referred to as valuation obligations and they must:

- rank at least equal in priority of payment with other senior unsecured obligations of National Rural Utilities

-    be payable only in U.S. Dollars

- not be repayable in an amount determined by reference to any formula or subject to any contingency

- bear interest at either a fixed or floating rate that is paid on a periodic basis and computed on a benchmark interest rate plus or minus a spread, if any

- with regard to any credit event other than a Restructuring Event, be transferable to institutional investors without any contractual, statutory or regulatory restriction (other than resale restrictions such as pursuant to Rule 144A or Regulation S under the Securities Act of 1933, as amended)

- with regard to a credit event that is a Restructuring Event, be transferable or capable of being assigned or novated to one or more eligible transferees (e.g., a bank, insurance company, mutual fund or a corporation) without the consent of any party being required

- with regard to any credit event other than a Restructuring Event, have a remaining maturity from the credit event determination date of no greater than forty-four months

- with regard to a Restructuring Event, have a remaining maturity not later than the date that is the earlier of thirty months following the date of the Restructuring Event and the final maturity date of the restructured obligation, but in any event no earlier than the stated maturity date of the notes and no later than thirty months after the stated maturity of the notes.

If there is more than one debt obligation of National Rural Utilities that satisfies the above criteria, the calculation agent may select one or more of these obligations for valuation. The calculation agent will select valuation obligations that are most advantageous to UBS AG.

The calculation agent will seek quotations for the cash value of the valuation obligations at 11:00 a.m. New York time. If more than three quotations are received, then the early redemption amount will be the arithmetic average of the quotations, ignoring the highest and lowest of such quotations. If exactly three quotations are received, the early redemption amount will be the quotation remaining after disregarding the highest and lowest quotations. If there are fewer than three quotations, then the calculation agent will ask for quotations again on the thirtieth following calendar day (provided that if it is ever necessary to conduct a valuation on such thirtieth following calendar day, that the calculation agent shall, in addition to any other determinations, be required to determine an amount equal to the interest that would have accrued on the redemption amount equal to the cost to us to fund such amount for a period of thirty days). If the calculation agent receives fewer than three quotations on such day then the calculation agent, acting in a commercially reasonable manner, will determine the early redemption amount by making a good faith estimate of the value of the valuation obligations, including using the weighted average of any firm quotations obtained in accordance with the above provisions, each for an amount of debt obligations with a face amount of as large a size as available but less than the principal amount of the notes (but in any event not to be less than $1,000,000). The calculation agent may determine that the early redemption amount is zero, in which case holders will receive nothing.

Once the calculation agent has determined the early redemption amount, if any, we will give the notice of redemption described above. The early redemption amount, if any, will be paid as soon as practicable and no later than ten days after we give the notice of redemption.

POSTPONEMENT OF MATURITY

If the notes are subject to early redemption due to a credit event, the maturity of the notes will be postponed, if necessary, to permit the calculation agent the number of days set forth above from the credit event determination date to calculate and pay the early redemption amount. For example, if a credit event occurs during the fifteen calendar days immediately preceding the stated maturity date, the calculation agent will postpone the maturity date by the number of days necessary to enable it to calculate the early redemption amount and pay the early redemption amount to the holders. In no event will the final maturity date be postponed beyond -- business days after the stated maturity date.

CORPORATE EVENTS WITH RESPECT TO NATIONAL RURAL UTILITIES

If another entity assumes all or substantially all of the obligations of National Rural Utilities by way of merger, consolidation, amalgamation, transfer or otherwise, then National Rural Utilities, for the purpose of these notes, will be the new resulting entity.

DEFAULT AMOUNT ON ACCELERATION

If the maturity of your note is accelerated because an event of default has occurred with respect to UBS AG, you will be entitled to receive the principal amount of the note unless a credit event determination date has occurred prior to the date of acceleration. If a credit event determination date occurs before the date of acceleration, whether or not an event of default has occurred with respect to UBS AG, we will pay you the early redemption amount as described on page S-9 above under "Early Redemption Amount."

OPTIONAL TAX REDEMPTION

We have the right to redeem the notes in the circumstances described under "Description of the Notes We May Offer - Optional Tax Redemption" in the attached prospectus. In this case, the redemption price of the notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

MANNER OF PAYMENT

On each interest payment date, we will pay the interest to an account designated by the holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. Any payment on a note at maturity or on an early redemption date will be made to an account designated by the holder of the note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the notes, we mean a day that is a business day of the kind described in the accompanying prospectus but that is not a day on which the banking institutions are authorized or obligated by law or executive order to close in The City of New York, New York or London, England.

BUSINESS DAY CONVENTION

As described in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

ROLE OF CALCULATION AGENT

The calculation agent, in its sole discretion, will make all determinations regarding the occurrence of a credit event, the solicitation of quotations and the calculation of the early redemption amount. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the notes. We may change the calculation agent after the original issue date without notice to you.

BOOKING BRANCH

The notes will be booked through UBS AG, Jersey Branch.

RATING

It is a condition to the issuance of the notes that they will be assigned a rating of -- by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and -- by Moody's Investor Services, Inc. ("Moody's").

A security rating is not a recommendation to buy, sell or hold securities and is subject to revisions or withdrawal in the future by the assigning rating agency.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of your note for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates intend to enter into (or have entered into) hedging transactions involving the execution of credit default swaps with respect to National Rural Utilities, purchases of National Rural Utilities securities and listed or over-the-counter options on National Rural Utilities securities or the execution of other derivative transactions with returns linked to or related to changes in the value of such securities prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     -    execute or terminate credit default swaps;

     -    acquire or dispose of securities of National Rural Utilities;

     - take or dispose of positions in listed or over-the-counter options or other instruments based on National Rural Utilities securities; or

     -    do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before a credit event determination date. That step may involve sales or purchases of National Rural Utilities securities, listed or over-the-counter options on National Rural Utilities securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Risk Factors" above for a discussion of these adverse effects.

NATIONAL RURAL UTILITIES

According to publicly available documents, National Rural Utilities is a private, not-for-profit cooperative association under the laws of the District of Columbia. National Rural Utilities' principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service (RUS) (formerly the Rural Electrification Administration) of the United States Department of Agriculture. National Rural Utilities makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. National Rural Utilities also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. National Rural Utilities has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members. Through Rural Telephone Finance Cooperative, a controlled affiliate of National Rural Utilities established in 1987, National Rural Utilities provides financing to rural telephone and telecommunications companies and their affiliates.

National Rural Utilities' 1,048 members as of February 28, 2001 included 902 rural electric utility members, virtually all of which are consumer-owned cooperatives, 73 service members and 73 associate members. The utility member systems included 832 distribution systems and 70 generation and transmission systems operating in 49 states and three U.S. territories.

National Rural Utilities' offices are located at Woodland Park, 2201 Cooperative Way, Herndon, Virginia 20171-3025. Securities of National Rural Utilities are traded on the New York Stock Exchange under the symbol "NRX." We have set forth below the credit ratings assigned to National Rural Utilities' by Moody's, Fitch, Inc. and S&P. We obtained the information from Bloomberg without independent verification.

     - Moody's has assigned senior unsecured indebtedness of National Rural Utilities a rating of A1 since March 2, 1990.

     - Fitch, Inc. has assigned senior unsecured indebtedness of National Rural Utilities a rating of AA- since May 2, 1994.

     - S&P has assigned senior unsecured indebtedness of National Rural Utilities a rating of A+ since April 4, 2001 and had assigned a rating of AA- from February 1, 1999 until April 4, 2001.

THE INFORMATION SET FORTH ABOVE IS FOR REFERENCE PURPOSES ONLY AND IS NOT INDICATIVE OF THE FUTURE CREDIT OF NATIONAL RURAL UTILITIES NOR OF THE LIKELIHOOD OF THE OCCURRENCE OF A CREDIT EVENT WITH RESPECT TO NATIONAL RURAL UTILITIES. A CREDIT EVENT WITH RESPECT TO NATIONAL RURAL UTILITIES CAN OCCUR EVEN IN THE ABSENCE OF A RATINGS DOWNGRADE. A SECURITY RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND IS SUBJECT TO REVISIONS OR WITHDRAWAL IN THE FUTURE BY THE ASSIGNING RATING AGENCY.

Securities of National Rural Utilities are registered under the Securities Exchange Act of 1934, as amended. Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549. Copies of this material can also be obtained from the Public Reference Section at prescribed rates. In addition, information filed by National Rural Utilities with the SEC electronically can be reviewed through a web site maintained by the SEC.

The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by National Rural Utilities under the Exchange Act can be located by reference to its SEC file number: 1-7102.

Information about National Rural Utilities may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by National Rural Utilities with the SEC or any of the credit ratings assigned to National Rural Utilities by the rating agencies.

WE OBTAINED THE INFORMATION ABOUT NATIONAL RURAL UTILITIES IN THIS PROSPECTUS SUPPLEMENT FROM NATIONAL RURAL UTILITIES' PUBLIC FILINGS

This prospectus supplement relates only to the notes and does not relate to any security of National Rural Utilities. We have derived all information about National Rural Utilities in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of National Rural Utilities in connection with the offering of the notes. We do not make any representation that the publicly available documents or any other publicly available information about National Rural Utilities is accurate or complete. Furthermore, we do not know whether National Rural Utilities has disclosed all events occurring before the date of this prospectus supplement -- including events that could affect the accuracy or completeness of the publicly available documents referred to above and the trading price of the notes. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning National Rural Utilities could affect the market value of the notes.

WE HAVE NO OBLIGATION TO DISCLOSE INFORMATION ABOUT NATIONAL RURAL UTILITIES AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT

We or our affiliates currently provide research coverage for National Rural Utilities and may, from time to time, publish research reports about National Rural Utilities. We may discontinue such coverage or cease writing reports at any time.

We or any of our affiliates may currently or from time to time engage in business with National Rural Utilities, including making loans to or equity investments in National Rural Utilities or providing advisory services to National Rural Utilities, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about National Rural Utilities. If we or any of our affiliates do acquire non-public information about National Rural Utilities, we are not obligated to disclose such non-public information to you. AS AN INVESTOR IN THE NOTES, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF NATIONAL RURAL UTILITIES AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE NOTES.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the notes and supplements the discussion of taxes in the attached prospectus. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth there. Except as otherwise noted under "Non-United States Holders" below, this discussion is applicable to you only if you are a United States holder (as defined in the attached prospectus).

U.S. Holders. In the opinion of our counsel, Sullivan & Cromwell, the notes will be treated as debt for U.S. federal income tax purposes. We will treat the notes as issued without original issue discount for United States federal income tax purposes. Accordingly, interest on a note will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for United States tax purposes. See "U.S. Tax Considerations - Payments of Interest" in the attached prospectus. Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement (not including accrued interest) and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to the holder. See "U.S. Tax Considerations - Purchase, Sale and Retirement of the Notes" in the attached prospectus.

Upon the occurrence of a credit event, the remaining principal amount of a note may be reduced, as described above under "Early Redemption Amount." It is possible that the Internal Revenue Service will take the position that the likelihood of such a reduction is not remote and that as a consequence the notes are "contingent payment debt obligations." However, because the notes will have a relatively short average life and are issued at a floating interest rate, the tax consequences of treating the notes as contingent payment debt obligations should not be material. Gain recognized upon the disposition of a contingent payment debt obligation will be ordinary income, and a U.S. holder of a contingent payment debt obligation will be required to accrue interest income, regardless of the holder's method of accounting.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA CONSIDERATIONS

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account or Keogh plan that is subject to the Code (a "Plan"). The purchase of notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (a "Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions to those rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS AG has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS AG, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. In the future, we or one or more of our affiliates may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.